UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, Intersections Inc. (the “Company”) entered into employment agreements with Johan J. Roets (Chief Operating Officer) and Ronald L. Barden (Chief Financial Officer) and an amended and restated employment agreement with Neal B. Dittersdorf (Executive Vice President and Chief Legal Officer).  The agreements are all effective January 1, 2015.

Each agreement provides for at-will employment and may be terminated by the Company or the executive for any reason upon 30 days’ notice or, under certain circumstances, immediately for cause.

The employment agreements provide for an initial base salary for each of the executives, subject to annual discretionary increases, as follows:  Roets — $500,000; Barden — $400,000; and Dittersdorf — $625,000.  Any subsequent increase in base salary is deemed to be the new base salary for purposes of the agreement.  In addition, each executive is eligible to receive an annual bonus in accordance with a bonus plan determined by the Chief Executive Officer of the Company and approved by the Board of Directors or the Compensation Committee and an annual car allowance equal to 4% of his base salary.  Each executive shall also be entitled to participate in any health, welfare and retirement plans and programs of the Company, as adopted from time to time, and is eligible to be considered for equity awards on a similar basis as generally made available to other senior officers of the Company (other than the Chief Executive Officer).

If the executive’s employment is terminated by the Company for cause or by the executive for other than good reason, the executive shall be entitled to receive: (1) any earned and unpaid base salary, and (2) medical benefit continuation at the executive’s expense as provided by law.

If the executive’s employment is terminated (a) by the Company without cause, or by the executive for good reason (each as defined in the agreement), or (b) due to the executive’s death or disability, the executive shall be entitled to receive:  (1) any earned and unpaid base salary; (2) any prior year’s cash bonus to the extent scheduled to be paid in the year of termination and not previously paid, which will be paid when the prior year’s bonuses are paid to active employees; (3) a one-time cash payment equal to 1.5 times his base salary (2.5 times his base salary if termination occurs upon, or within 12 months following, a change in control) (subject, solely in the case of Mr. Dittersdorf, to a minimum amount of severance), in exchange for a general release, payable on the 60th day following the date of termination, provided that the release has become effective before such 60th day; and (4) medical benefit continuation for the executive and his dependents for up to 18 months (plus, solely in the case of Mr. Dittersdorf, additional cash payments equal to the cost of such medical benefit continuation for an additional 12 months if the termination occurs within 12 months after a change in control), at the Company’s expense, provided that the executive provides a release to the Company.  Certain payments may be delayed six months if required by Section 409A of the Internal Revenue Code.  In addition, the agreements provide that in the event of the death or disability of the executive, all of the executive’s unvested equity and equity-based awards shall become fully vested, and if the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the portion of any unvested equity and equity-based awards which are scheduled to vest within twelve months of the date of termination of employment shall immediately become vested.

For purposes of the agreements, change in control generally means: (a) the acquisition of 30% or more of our common stock, unless the acquisition is by the Company, any existing director or officer, any of our employee benefit plans or by any corporation owned by our stockholders in substantially the same proportions as their ownership of the Company; (b) a merger or consolidation, unless the Company’s stockholders continue to control more than 50% of its voting power after the transaction; or (c) the sale of all or substantially all of the Company’s assets.

Each employment agreement also provides that the executive shall be subject to any clawback policy adopted by the Company, shall not divulge confidential information, shall assign intellectual property rights to the Company, shall not disparage the Company and shall not compete with the Company or any of its subsidiaries or solicit their customers or employees for a period of 18 months after termination of the executive’s employment (subject, in the case of Mr. Dittersdorf, to an exception for performance of legal services to the extent that such restriction is not permitted under applicable law).

In conjunction with entering into of the new employment agreements the Compensation Committee approved grants of restricted stock units (“RSUs”) effective December 31, 2014 as follows:  Roets — 60,000; Barden — 40,000; and Dittersdorf — 40,000.  The RSUs will vest in four equal annual installments beginning on December 31, 2015, subject to accelerated vesting as described above and upon a change in control or sale while the holder is in the employ or service of the Company.

The following summaries of the employment agreements are qualified in their entirety by reference to the respective employment agreements which are attached hereto as Exhibits 10.1 through 10.3, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated as of January 5, 2015 between the Company and Johan J. Roets

10.2	Employment Agreement dated as of January 5, 2015 between the Company and Ronald L. Barden

10.3	Amended and Restated Employment Agreement dated as of January 5, 2015 between the Company and Neal B. Dittersdorf

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 5, 2015

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
	Name:	Ronald L. Barden
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated as of January 5, 2015 between the Company and Johan J. Roets

10.2	Employment Agreement dated as of January 5, 2015 between the Company and Ronald L. Barden

10.3	Amended and Restated Employment Agreement dated as of January 5, 2015 between the Company and Neal B. Dittersdorf